Exhibit 99.1

NEWS	NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092
Noble Corporation Changes Place of Incorporation
     SUGAR LAND, Texas, March 27, 2009 — Noble Corporation (NYSE: NE) announced the completion today of the previously announced merger, reorganization and consolidation transaction by way of schemes of arrangement under Cayman Islands law. The transaction effectively changed the place of incorporation of the parent holding company of the Noble group of companies from the Cayman Islands to Switzerland.
     In the transaction, each ordinary share of Noble Corporation, the former Cayman Islands holding company (“Noble-Cayman”), outstanding immediately prior to the effective time of the transaction was exchanged, through an exchange agent, for one share of the new Swiss holding company, which is also named Noble Corporation (“Noble-Switzerland”). The shares of Noble-Switzerland are listed on the New York Stock Exchange under the trading symbol “NE,” the same symbol under which the ordinary shares of Noble-Cayman were listed.
About Noble
     Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 63 offshore drilling units (including five rigs currently under construction) located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the North Sea, Brazil, and West Africa. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE”.
NC-479
3/27/09
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President – Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications, Noble Drilling Services Inc., 281-276-6729